Exhibit 99.1

For Immediate Release	Release No. 08-10

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Executive Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2100
www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC.
COMPLETES MERGER FOR ITS ACQUISTION BY
AN AFFILIATE OF LUTHER KING CAPITAL MANAGEMENT
     ATLANTA, August 6, 2008 — Industrial Distribution Group, Inc. (“IDG” or the “Company”) (NASDAQ: IDGR), a leading nationwide supplier of maintenance, repair, operating and production (MROP) products and Flexible Procurement Solutions™ services to manufacturers and other industrial users, announced today that it has completed the merger by which the Company was acquired by Eiger Holdco, LLC (“Eiger”), an affiliate of Luther King Capital Management (“LKCM”).
     Charles A. Lingenfelter, IDG’s President and Chief Executive Officer, commented, “We are delighted that the merger with Eiger has been successfully completed. The consummation of this transaction enables us to focus our full attention on our customers and suppliers. We will be a more agile company with the ability to adapt more swiftly in response to market changes.” Mr. Lingenfelter continued, “As we look forward to this new venture, I want to thank our associates, our board, and our stockholders for their support over the last eleven years.”
     As a result of the merger and in accordance with the terms of the merger agreement, each share of the Company’s common stock was cancelled and converted automatically into the right to receive the merger consideration of $12.10 per share in cash, and Eiger now owns 100% of the Company’s stock. The Company’s now-former stockholders will receive shortly a letter of transmittal (and related documents) from Eiger for purposes of submitting stock certificates (or other prescribed evidence of ownership) for their respective shares of common stock in order to receive their payment of the $12.10 per share merger consideration. The Company reiterated that no stock certificates should be submitted to Eiger or the Company prior to the receipt of those materials.
     Consistent with the merger the Company’s common stock is no longer listed for public trading on the NASDAQ Global Market.
     J. Bryan King, Principal of Luther King Capital Management, stated, “We are pleased with the completion of the acquisition of IDG and look forward to working with them to leverage IDG’s position in the marketplace.”
ABOUT IDG

IDG/2
     IDG is a nationwide distributor of products and services that creates competitive advantages for its customers. Recognized for its broad product offering, the Company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the Company’s more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The Company provides virtually any MROP product that its customers may require.
     Through its business process outsourcing services, the Company offers an array of value-added MROP services such as Flexible Procurement Solutions™. These solutions emphasize and utilize IDG’s specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG’s associates work full time in more than 100 customers’ manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.
     IDG serves approximately 12,000 active customers, representing a diverse group of large and mid-sized national and international corporations including BorgWarner Inc., Boeing Company, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The Company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.
ABOUT EIGER
     Eiger was formed by LKCM Private Discipline Master Fund for the purpose of acquiring IDG. LKCM Private Discipline Master Fund, which prior to the merger owned approximately 14.9% of IDG’s outstanding common stock, is a private investment fund that was formed in May 2006 by Luther King Capital Management Corporation (“LKCM”). LKCM is an SEC-registered investment advisory firm headquartered in Fort Worth, Texas and founded by J. Luther King, Jr. in 1979. LKCM provides investment management services to investment companies, foundations, endowments, trusts and estates, pension and employee benefit plans, and high net worth individuals. As of June 30, 2008, LKCM had approximately $7.3 billion in assets under management. Additional information can be found at LKCM’s website, www.lkcm.com.
Contact:
Jack P. Healey
Executive Vice President and Chief Financial Officer
Industrial Distribution Group, Inc
(404) 949-2100
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